Exhibit 99.1

 Blueknight Declares Quarterly Distributions

TULSA, April 16, 2020 -- Blueknight Energy Partners, L.P. ("Blueknight" or the "Partnership") (Nasdaq: BKEP and BKEPP), announced today that the board of directors of its general partner has declared a quarterly cash distribution on the Partnership’s common units of $0.04 per common unit, as well as a cash distribution of $0.17875 per unit on the Partnership’s preferred units for the quarter ended March 31, 2020. The first quarter 2020 distributions for both the preferred and common units remain unchanged from those paid for the fourth quarter of 2019. The distributions are payable on May 14, 2020, on all outstanding common and preferred units to unitholders of record as of the close of business on May 4, 2020.

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of Blueknight’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Blueknight’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Blueknight, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight Energy Partners, L.P.

Blueknight owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	611 miles of crude oil pipeline located primarily in Oklahoma and Texas; and
•	63 crude oil transportation vehicles deployed primarily in Kansas, Oklahoma and Texas.

Blueknight provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  Blueknight is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

Investor Relations, 918-237-4032

investor@bkep.com